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                                   SCHEDULE B

                         SHAREHOLDERS SERVICES AGREEMENT

                              COMPENSATION SCHEDULE

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

                          EFFECTIVE AS OF MAY 16, 2002


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly. In addition to the charges set forth below, in the conduct of the business of the parties to this Agreement and in the performance of this Agreement, each party will bear its allocable portion of expenses common to each.

3. Except as otherwise provided in paragraphs 4 and 5 below, the charge consists of two charges for all the Funds in the Delaware Investments Family, an annual charge and a per transaction charge for each account on the transfer agent's records and each account on an automated retirement processing system. These charges are as follows:


          A.   ANNUAL CHARGE
               -------------

               Daily Dividend Funds                 $11.00           Per Annum
               Other Funds                          $5.50            Per Annum

               Merrill Lynch - Omnibus Accounts

                    Regular Accounts                $16.00           Per Annum
                    Accounts with a Contingent
                    Deferred Sales Charge           $19.00           Per Annum

               Networked Accounts                   $3.00 - $6.00    Per Annum


          B.   TRANSACTION CHARGE
               ------------------

               Transaction                                              Charge
               -----------                                              ------

               1. Dividend Payment                                       $0.25

               2. New Account                                            $6.00


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               3. Purchase:

                        a.      Wire                                     $8.00
                        b.      Automated                                $1.50
                        c.      Other                                    $2.60

               4. Transfer                                               $8.00

               5. Certificate Issuance                                   $4.00

               6. Liquidations

                        a.      Wires                                   $12.25
                        b.      Drafts                                   $0.75
                        c.      Money Market Regular                     $4.50
                        d.      Other Regular                            $4.50

               7. Exchanges

                        a. Dividend Exchanges                            $3.00
                        b. Other                                        $10.00


4. DSC's compensation for providing services to the Series of Delaware VIP Trust (the "VIP Trust") will be 0.01% of average daily net assets per Series annually. DSC will bill, and the Premium Fund will pay, such compensation monthly.

5. DSC's compensation for providing services to the Portfolios of Delaware Pooled Trust (the "Trust") (other than The Real Estate Investment Trust Portfolio) will be 0.01% of average daily net assets per Portfolio annually. DSC will bill, and the Trust will pay, such compensation monthly. Notwithstanding anything in this paragraph to the contrary, DSC's compensation for The Real Estate Investment Trust Portfolio will be as set forth in paragraphs 1-3 above.



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AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.                DELAWARE GROUP EQUITY FUNDS III
                                              for its series set forth in Schedule A to this
                                              Agreement



By:  /s/ Douglas L. Anderson                  By:  /s/ David K. Downes
     ------------------------------------          --------------------------------
Name:    Douglas L. Anderson                  Name:    David K. Downes
Title:   Senior Vice President/Operations     Title:   President
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